Exhibit 99.1

Chart Industries Reports 2023 First Quarter Results and Increases 2023 Outlook

Atlanta, Georgia – April 28, 2023 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the first quarter ended March 31, 2023. All first quarter 2023 results are Chart standalone full first quarter 2023 plus our stub ownership period of Howden following the completion of the acquisition from March 17, 2023 to March 31, 2023 unless otherwise noted. Further details can be found in the supplemental presentation accompanying this release and published in the investor relations section of our website.

•First quarter 2023 record backlog for Chart of $3.9 billion, as well as record backlog for both Chart standalone and Howden standalone
•First quarter 2023 orders of $747.7 million, driven by strong, continued broad-based demand across our end markets (including $121.1 million from Howden during our ownership period)
•Record sales of $537.9 million including record sales in Heat Transfer Systems (“HTS”) and Repair, Service and Leasing (“RSL”)
•Reported operating income of $36.2 million includes one-time costs primarily related to the Howden acquisition (which constituted 99% of the total adjusted costs); when adjusted, operating income of $72.5 million is an increase of 137% compared to the first quarter 2022
•Adjusted EBITDA of $102.2 million is 19.0% of sales, our highest adjusted EBITDA for any first quarter in our history, and reflects margin improvement from price/cost, Howden’s contribution, our full solution project offerings, and record RSL gross profit and operating profit
•Reported basic earnings per share (“EPS”) of ($0.51), or diluted EPS of ($0.46); when adjusted for one-time costs primarily related to the Howden acquisition, adjusted diluted EPS was $1.41
•Increasing our 2023 sales outlook to $3.66 billion to $3.80 billion (from $3.65 billion to $3.80 billion) and associated adjusted EBITDA of $780 million to $810 million (prior range of $770 million to $810 million) driven by earlier than previously anticipated synergy achievements to date (annualized cost synergies of $50.9 million achieved to date)
•Net cash from continuing operations of ($19.1) million and capital expenditures of $31.4 million; adjusted free cash flow of $16.1 million
•Reiterating our expected 2023 cash available for debt paydown which does not include any proceeds from potential divestitures that remain on track for completion in the second quarter 2023 or early third quarter 2023

Our first quarter 2023 results included record sales, record backlog, broad-based demand, and year-over-year improvement in reported and adjusted gross margin as a percent of sales, operating margin as a percent of sales and EBITDA margin as a percent of sales.

Our first quarter 2023 results were strong both for Chart and Howden with $747.7 million of orders booked contributing to record $3.9 billion backlog. Howden standalone, Chart standalone, and the combined business all ended the first quarter 2023 with record backlog. This includes record Chart standalone backlog in three of our four segments – Cryo Tank Solutions (“CTS”), HTS and Specialty Products.

Our broad-based global execution on pricing and on-time deliveries contributed to record sales of $537.9 million, and we are proud that our strong results are underpinned by our top priority of safety, with a March 31, 2023 combined total recordable incident rate (“TRIR”) of 0.56. Seventy-seven percent (77%) of Chart and Howden global locations have operated for more than a year without an accident. In March 2023, we had 25 of our global operations sites with 95% on-time delivery or better, and 16 of those with 100% on-time delivery.

Sales for 3 of our 4 segments, inclusive of the Howden two-week ownership period, grew more than 18% when compared to the first quarter 2022. RSL grew 144% in that timeframe, and Chart standalone first quarter 2023 RSL grew 11.2% compared to first quarter 2022. During first quarter 2023 we achieved record sales in RSL, HTS and Specialty Products (RSL and HTS had record sales on a standalone basis as well). Pro forma first quarter 2023 (Chart and Howden full quarter) sales grew approximately 15.9% excluding foreign exchange impacts when compared to the pro forma first quarter 2022 (Chart and Howden full quarter).

Numerous pricing actions taken the past two years, in conjunction with higher margin aftermarket, service and repair and more project work, delivered year-over-year first quarter 2023 reported gross profit as a percent of sales of 28.2%, a 460 basis point increase compared to the first quarter 2022. On an adjusted basis (adjusted primarily for one-time costs related to restructuring, integration and specific organic capacity installation costs), gross profit as a percent of sales was 28.6%, a 250 basis point improvement compared to the first quarter 2022.

Gross profit was negatively impacted by the low volume in our HLNG over-the-road vehicle tank product, with a decline in sales of 79% (or $11.2 million) from the first quarter 2022 to first quarter 2023. Yet even with this headwind, our operating margin increased from 5.7 to 6.7% and the related reported EBITDA margin as a percent of sales increased from 10.4% to 12.5% from first quarter 2022 to first quarter 2023. When adjusted for one-time items, of which 99% of the total adjusted costs were related to the Howden acquisition, adjusted EBITDA was 19.0%, an increase of 350 basis points compared to the first quarter 2022.

Reported basic EPS for the first quarter 2023 was ($0.51). Diluted EPS was ($0.46), or $1.41 when adjusted for costs primarily associated with the Howden transaction.

Note that in the first quarter 2023 we did not make any adjustments or addbacks to gross profit, operating income, diluted EPS or EBITDA for additional noteworthy expenses totaling approximately $5.9 million, including costs related to our La Crosse, Wisconsin required union contract vacation expense of approximately $1 million, the strategic decision to support the development of a first-of-a-kind offering for a customer that we anticipate will be a high volume offering in the future, and customer specific freight concessions.

Orders of $747.7 million included $121.1 million from Howden’s two-week stub period of ownership. Additionally, we booked a Big LNG order from Bechtel for air-cooled heat exchangers, brazed aluminum heat exchanger and ethylene storage tanks for Sempra Infrastructure’s Port Arthur Big LNG project. We also received an order for $115 million for our IPSMR® liquefaction systems from Wison Heavy Industry Co., Ltd. for small-scale LNG projects all driven by Chart’s IPSMR® technology, including one for end customer ENI. A separate order was also for brazed aluminum heat exchangers into a floating LNG application for $19.5 million. First quarter 2023 small-scale and floating LNG orders totaled $139 million, which was a 263% increase for these types of orders when compared to the first quarter of 2022. We also booked in excess of 60% more orders for hydrogen-related applications in the first quarter 2023 when compared to the first quarter 2022. We saw a continuation of rail car demand and multiple space exploration orders. And while our guidance does not include any new big LNG orders besides what is in backlog, we currently expect to book two to three additional Big LNG orders in 2023 (in addition to the first quarter 2023 Sempra Port Arthur work) and continue to have visibility to our expected ongoing Big LNG demand in the years ahead.

Macro tailwinds continue to support our end markets, including the U.S. Environmental Protection Agency’s (“EPA”) first ever proposed national standard to address PFAS contamination in drinking water, the Group of Seven (“G7”) support of continued natural gas and carbon capture and storage infrastructure, India’s green hydrogen incentives, and the U.S. Department of Energy’s (“DOE”) “Pathways to Commercial Liftoff” roadmap for scaling up advanced nuclear, clean hydrogen and long-duration energy storage.

Howden’s $121 million orders contribution to the first quarter 2023 included a wastewater treatment order in Ashbridges Bay, Canada with a new customer. This is for the first of ten compressors ordered to help manage wastewater treatment and we were selected based on improved efficiencies provided by our dual point control capabilities. This win contributed to our total Chart first quarter 2023 water treatment new build order growth of 34.6% when compared to the first quarter 2022.

Howden also booked multiple larger orders into our ownership period to end the first quarter 2023 with continued broad-based demand, including a South African main surface fan stations order for $7.8 million, a $3.4 million turbo compressor order, equipment retrofits in Vietnam and Taiwan for $3.2 million, and booster fans for an Australian customer for $2.8 million.

Howden’s industrial compressors (turbo compressors) had a record first quarter 2023 (full quarter) for orders, nearly twice their internal forecast and a record for this product line, which was driven by plants for non-ferrous Metals such as nickel, cobalt, and copper (directly linked to battery production).

Howden’s full standalone first quarter 2023 aftermarket, service and repair book-to-bill was 1.23. Howden also executed 23 long-term service agreements (“LTSA”) and framework agreements in the first quarter 2023 covering fans, compressors, steam turbines, and blowers, including a new LTSA with Sibanye Stillwater in South Africa for a three-year period.

We continued to penetrate our broad-based, global addressable market with 21 first-of-a-kind orders, orders with 90 new customers, and 82 orders that each were greater than $1 million, including 28 from Howden in our first quarter 2023 two-week stub period ownership.

Order momentum has continued in April 2023. Some examples of these wins include the finalization of a $5.3 million award of Marine blowers for South Korean ship builders, an order for LNG regas skid with a European customer for $4.8 million, a So2 blower order for $3.8 million, Howden reciprocating compressors for $3.3 million, South African Power customer spares and service orders of $2.8 million, another early commercial synergy win for hydrogen fueling station compressors for over $2.3 million, brazed aluminum heat exchanger (BAHX) energy applications with two different customers totaling $3.4 million, a water treatment solution for a mining customer in Canada of $1.1 million, offshore compressor parts and service for $1.1 million, 15 ISO containers for one customer at $1 million and multiple liquid hydrogen storage tank orders totaling over $7.5 million.

Synergy execution is on-track to achieve our year-one targets of annualized cost synergies of $175 million and commercial synergies of $150 million.

We continue to make early and ahead of schedule progress on our cost and commercial synergies related to the Howden integration. We reiterate our year-one cost synergy target of $175 million and our year-one commercial synergy target of $150 million (which is not included in our 2023 outlook).

To date, we have achieved over $50.9 million of annualized cost synergies, ranging from reductions in overlapping headcount, to insourcing savings, to elimination of redundant systems and activities. Details can be found in the supplemental presentation to this release on slides 31 to 39. Additionally, we are excited about the early achievement of commercial cross-selling and the further identification of additional commercial opportunities by our team. Since closing on the Howden acquisition, we have expanded existing memorandums of understanding and signed new partnerships with 23 different partners to include both Chart and Howden content, including expanded agreements with ABB, and Carbon Cure and a new agreement with Iwatani. These 23 partnerships represent significant order potential for Chart in both the near and long-term, and we anticipate receiving orders before year-end 2023 from approximately 60% of these partners.

We have already booked wins through the utilization of Howden’s field service teams on Chart installation work in the United Kingdom, the securing of a multi-million dollar order for our small-scale carbon capture technology in biogas applications as the result of Howden’s expertise in this end market, as well as a multi-million dollar hydrogen compression win for gaseous fueling stations via one of Chart’s existing hydrogen customers.

An example of a commercial synergy win is utilizing Howden’s hydrogen compression in a series of hydrogen fueling stations in California, USA. The customer is a hydrogen liquefaction customer of Chart and is working with another party on gaseous stations. Chart standalone would not have had any opportunity for content on the gaseous hydrogen stations. Through having Howden compression in-house, we were able to win a $2.36 million order for Howden content and in conjunction with this commercial win, we have over $20 million dollars of future opportunity on Howden compression with these two customers for multiple hydrogen applications. In addition, in this same order, we are able to achieve a cost synergy by bringing the packaging in-house to a Chart United States location, that otherwise would have been outsourced by Howden on a standalone basis.

“We are extremely pleased to have closed on the acquisition of Howden earlier than anticipated and even more so with our synergy accomplishments in the first six weeks of operating as a combined company,” stated Jill Evanko, Chart’s CEO and President. “Not only did we close the first quarter 2023 with broad-based strength in the order book and multiple records, our first quarter 2023 adjusted EBITDA margin of 19.0% demonstrates the financial strength of the combined business.”

Focus on deleveraging and achieving our target year-end 2024 net leverage ratio range of 2.5X to 2.9X, with March 31, 2023 net leverage ratio for our banking covenant of 4.08X.

First quarter 2023 net cash from continuing operations was ($19.1) million. Capital expenditures of $31.4 million included $11 million related to the land for our Theodore, Alabama jumbo tank facility. Adjusted free cash flow of $16.1 million included adjustments for interest and bank fees, acquisition finance fees, Howden and legacy deal-related costs, and other operational addbacks, net of tax effects. Our first quarter 2023 net leverage ratio was 4.08X, better than our previously forecasted net leverage ratio of 4.25X.

In addition to funding the Howden acquisition on March 17, 2023, during the stub period we also funded approximately $75 million for the completion of the settlement of the Pacific Fertility Clinic lawsuits related to the divested Cryobio business, approximately $11 million for the land related to our Theodore, Alabama jumbo tank site expansion, and approximately $44 million related to Howden specific payments; none of these are cash outlays that will repeat.

We currently anticipate moving to the signing stage within the next several months on the two previously communicated potential product line divestitures, with one of these products lines expected to sign within the second quarter 2023, and the second within the second quarter 2023 or the first part of the third quarter 2023. More information can be found on slide 42 of the supplemental presentation.

We also have an agreed upon term sheet for the sale of a small Chart product line, which is expected to close, subject to the satisfaction of customary closing conditions, in the first part of the second quarter 2023, for 4.25 million euros. This small product line sale is contemplated in our guidance and will immediately improve our gross margin, operating margin and EBITDA margin.

Increasing our 2023 outlook and reiterating our 2024 adjusted EBITDA outlook.

Given the strong start to our synergy achievement, the continued demand in our commercial pipeline of the combined business, and our first quarter 2023 record backlog, we are raising our outlook for 2023 sales to be in the anticipated range of $3.66 billion to $3.80 billion (from the prior range of $3.65 billion to $3.80 billion), with associated adjusted EBITDA of $780 million to $810 million (from the prior range of $770 million to $810 million).

Our 2023 outlook for adjusted diluted EPS is in the expected range of $5.50 to $6.70 (unchanged from prior outlook) on approximately 47 million shares outstanding. Our 2023 outlook for free cash flow is in the anticipated range of $300 million to $350 million excluding any impacts from potential divestitures (unchanged from prior outlook), and our cash available for debt paydown is expected to be in the range of $275 million to $325 million (unchanged from prior outlook).

We expect to see the normal second quarter sequential increase in both Chart legacy and Howden’s business. Each quarter of a year typically represents approximately 25% of a full year for Howden. Regarding Big LNG projects, based on current customer schedules we expect to see a sequential increase in Big LNG sales and earnings in the second half 2023 compared to the first half 2023.

While our guidance does not include any new big LNG orders besides what is in backlog, we expect to book two to three additional Big LNG orders in 2023 (in addition to the first quarter

2023 Sempra Port Arthur work) and continue to expect ongoing Big LNG demand in the years ahead.

Additionally, we reiterate our 2024 adjusted EBITDA outlook of approximately $1.3 billion.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; the Company’s ability to successfully close on its intention to divest the two product lines and achieve the anticipated proceeds from these divestitures; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the conflict between Russia and Ukraine including potential energy shortages in Europe and elsewhere; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted net income, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and

EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "First Quarter 2023 Earnings Per Share," “Segment Information,” “First Quarter 2023 Free Cash Flow”, “Segment Information”, and “First Quarter 2023 Adjusted EBITDA” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s second quarter 2023 outlook, and 2023 and 2024 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share or adjusted free cash flow because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its first quarter 2023 financial results on a conference call on Friday, April 28, 2022 at 8:30 a.m. ET. Participants wishing to join the live Q&A session may request a conference call dial-in number by registering in advance using the following registration link. Please log-in or dial-in at least five minutes prior to the start time.

A live webcast and replay will be available on the Company's investor relations website, ir.chartindustries.com.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handing for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With over 48 global manufacturing locations and 41 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:
John Walsh
VP, Investor Relations

1-770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
Sales	$537.9	$354.1	$441.4
Cost of sales	386.4	270.4	317.1
Gross profit	151.5	83.7	124.3
Selling, general, and administrative expenses	93.5	53.5	55.2
Amortization expense	21.8	10.1	9.0
Operating expenses	115.3	63.6	64.2
Operating income (1) (2) (3) (4)	36.2	20.1	60.1
Acquisition related finance fees	26.1	—	37.0
Interest expense, net	25.5	3.2	15.5
Financing costs amortization	2.8	0.7	0.8
Unrealized loss (gain) on investments in equity securities	2.0	2.6	(24.0)
Foreign currency (gain) loss	(1.1)	1.6	1.8
Other expense (income)	0.8	(0.7)	(0.4)
(Loss) income from continuing operations before income taxes and equity in loss of unconsolidated affiliates, net	(19.9)	12.7	29.4
Income tax (benefit) expense	(6.4)	2.1	11.9
(Loss) income from continuing operations before equity in loss of unconsolidated affiliates, net	(13.5)	10.6	17.5
Equity in loss of unconsolidated affiliates, net	(0.4)	(0.3)	(0.1)
Net (loss) income from continuing operations	(13.9)	10.3	17.4
Loss from discontinued operations, net of tax	(0.4)	—	(57.6)
Net (loss) income	(14.3)	10.3	(40.2)
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.7	0.1	0.2
Net (loss) income attributable to Chart Industries, Inc.	$(15.0)	$10.2	$(40.4)

Amounts attributable to Chart common stockholders
(Loss) income from continuing operations	$(14.6)	$10.2	$17.2
Less: Mandatory convertible preferred stock dividend requirement	6.8	—	1.4
(Loss) income from continuing operations attributable to Chart	(21.4)	10.2	15.8
Loss from discontinued operations, net of tax	(0.4)	—	(57.6)
Net (loss) income attributable to Chart common stockholders	$(21.8)	$10.2	$(41.8)

Basic earnings per common share attributable to Chart Industries, Inc.
(Loss) income from continuing operations	$(0.51)	$0.28	$0.42
Loss from discontinued operations	(0.01)	—	(1.54)
Net (loss) income attributable to Chart Industries, Inc.	$(0.52)	$0.28	$(1.12)
Diluted earnings per common share attributable to Chart Industries, Inc.
(Loss) income from continuing operations	$(0.51)	$0.25	$0.37
Loss from discontinued operations	(0.01)	—	(1.34)
Net (loss) income attributable to Chart Industries, Inc.	$(0.52)	$0.25	$(0.97)
Weighted-average number of common shares outstanding:
Basic	41.94	35.83	37.42
Diluted (5) (6) (7)	41.94	40.79	42.93
_______________
(1)Includes depreciation expense of:
•$11.5, $10.4 and $10.5 for the three months ended March 31, 2023, March 31, 2022 and December 31, 2022, respectively.
(2)Includes restructuring costs of:
•$1.6, $0.1, and $0.1 for the three months ended March 31, 2023, March 31, 2022 and December 31, 2022, respectively.
(3)Includes acquisition-related contingent consideration credits in our Specialty Products segment of:
•$(6.7), $(0.8), and $(1.1) for the three months ended March 31, 2023, March 31, 2022 and December 31, 2022, respectively.
(4)Includes deal-related and integration costs of:
•$81.7 for the three months ended March 31, 2023 which includes costs related to the Howden acquisition such as interest, deal advisory and financing costs and $4.2 and $1.6 for the three months ended March 31, 2022 and December 31, 2022, respectively.
(5)Does not include an additional 4.35 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2023 as they are anti-dilutive for the period. Also, the associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.40 for the three months ended March 31, 2023. Does not include an additional 0.18 shares issuable upon assumed conversion and exercise of share based awards as they are anti-dilutive for the three months ended March 31, 2023.
(6)Includes an additional 4.72 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2022. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S.GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.56 for the three months ended March 31, 2022.
(7)Includes an additional 5.23 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter 2022. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.80 for the fourth quarter 2022.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2023		March 31, 2022	December 31, 2022
Net Cash (Used In) Provided By Operating Activities	$(91.1)		$(22.2)	$30.5
Investing Activities
Acquisition of businesses, net of cash acquired	(4,339.8)		(0.8)	—
Investments	(2.3)		(3.9)	(5.0)
Capital expenditures	(31.4)		(12.6)	(26.0)
Proceeds from sale of assets	0.1		—	—
Government grants and other	(0.6)		(0.2)	(0.3)
Net Cash Used In Investing Activities	(4,374.0)		(17.5)	(31.3)
Financing Activities
Borrowings on revolving credit facility	634.8		254.0	132.0
Repayments on revolving credit facility	(45.0)		(235.9)	(617.0)
Borrowings on senior secured and senior unsecured notes	—		—	1,940.0
Borrowings on term loan	1,463.7		—	—
Payments for debt issuance costs	(28.8)		—	(4.7)
Proceeds from issuance of common stock, net	11.7		—	675.5
Proceeds from issuance of preferred stock, net	—		—	388.4
Payments for equity issuance costs	—		—	(0.7)
Proceeds from exercise of stock options	0.1		1.0	0.3
Common stock repurchases from share-based compensation plans	(2.6)		(3.2)	(0.2)
Dividends paid on mandatory convertible preferred stock	(6.9)	-6900000	—
Net Cash Provided By Financing Activities	2,027.0		15.9	2,513.6
Effect of exchange rate changes on cash	2.2		1.3	3.0
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(2,435.9)		(22.5)	2,515.8
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	2,605.3		122.4	89.5
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$169.4		$99.9	$2,605.3
(1)Includes restricted cash and restricted cash equivalents of $2.5, $1,941.7 and $0.2 as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$166.9	$663.6
Restricted cash	2.5	1,941.7
Accounts receivable, net	747.1	278.4
Inventories, net	601.8	357.9
Other current assets	714.0	449.3
Property, plant, and equipment, net	738.4	430.0
Goodwill	2,912.8	992.0
Identifiable intangible assets, net	3,105.8	535.3
Equity method investments	134.2	93.0
Investments in equity securities	65.1	96.5
Other assets	108.7	64.2
TOTAL ASSETS	$9,297.4	$5,901.9

LIABILITIES AND EQUITY
Current liabilities	$1,781.2	$1,081.6
Long-term debt	4,051.6	2,039.8
Other long-term liabilities	757.7	96.2
Equity	2,706.9	2,684.3
TOTAL LIABILITIES AND EQUITY	$9,297.4	$5,901.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
Sales
Cryo Tank Solutions	$127.2	$118.1	$126.4
Heat Transfer Systems	167.5	79.3	148.4
Specialty Products	127.3	107.5	117.4
Repair, Service & Leasing	120.1	49.3	55.2
Intersegment eliminations	(4.2)	(0.1)	(6.0)
Consolidated	$537.9	$354.1	$441.4
Gross Profit
Cryo Tank Solutions	$22.5	$25.4	$28.9
Heat Transfer Systems	41.3	10.1	37.2
Specialty Products	36.2	32.6	32.4
Repair, Service & Leasing	51.5	15.6	25.8
Consolidated	$151.5	$83.7	$124.3
Gross Profit Margin
Cryo Tank Solutions	17.7%	21.5%	22.9%
Heat Transfer Systems	24.7%	12.7%	25.1%
Specialty Products	28.4%	30.3%	27.6%
Repair, Service & Leasing	42.9%	31.6%	46.7%
Consolidated	28.2%	23.6%	28.2%
Operating Income (Loss)
Cryo Tank Solutions	$4.9	$14.1	$17.8
Heat Transfer Systems	27.3	(0.2)	27.9
Specialty Products	22.1	16.2	19.2
Repair, Service & Leasing	33.8	8.3	18.7
Corporate	(51.9)	(18.3)	(23.5)
Consolidated (1) (2) (3)	$36.2	$20.1	$60.1
Operating Margin (Loss)
Cryo Tank Solutions	3.9%	11.9%	14.1%
Heat Transfer Systems	16.3%	(0.3)%	18.8%
Specialty Products	17.4%	15.1%	16.4%
Repair, Service & Leasing	28.1%	16.8%	33.9%
Consolidated	6.7%	5.7%	13.6%
_______________
(1)Restructuring costs/(credits) for the three months ended:
•March 31, 2023 were $1.6 ($0.8 - Repair, Service & Leasing and $0.8 - Cryo Tank Solutions).
•March 31, 2022 were $0.1 in our Heat Transfer Systems segment.
•December 31, 2022 were $0.1 ($0.2 - Heat Transfer Systems and $(0.1) - Repair, Service & Leasing).
(2)Includes acquisition-related contingent consideration credits in our Specialty Products Segment of:
•$(6.7), $(0.8), and $(1.1) for the three months ended March 31, 2023, March 31, 2022 and December 31, 2022, respectively.
(3)Includes deal-related and integration costs of:

•$81.7 for the three months ended March 31, 2023 which includes costs related to the Howden acquisition such as interest, deal advisory and financing costs and $4.2 and $1.6 for the three months ended March 31, 2022 and December 31, 2022, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
Orders
Cryo Tank Solutions	$145.3	$142.4	$139.7
Heat Transfer Systems	311.3	354.1	235.8
Specialty Products	179.5	100.5	96.4
Repair, Service & Leasing	123.7	43.4	66.3
Intersegment eliminations	(12.1)	(3.6)	(12.3)
Consolidated	$747.7	$636.8	$525.9

	As of
	March 31, 2023	March 31, 2022	December 31, 2022
Backlog
Cryo Tank Solutions	$531.3	$365.8	$371.0
Heat Transfer Systems	1,590.1	639.5	1,300.1
Specialty Products	1,316.2	418.8	645.9
Repair, Service & Leasing	539.7	53.6	57.0
Intersegment eliminations	(45.3)	(0.7)	(35.9)
Consolidated	$3,932.0	$1,477.0	$2,338.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NORMALIZED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES INC. AND ADJUSTED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Q1 2023 Diluted EPS	Q1 2023 Basic EPS	Q1 2022 Basic EPS	Change vs. Q1 2023
Amounts attributable to Chart common stockholders
(Loss) income from continuing operations	(14.6)	(14.6)	10.2	(24.8)
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.8	—	6.8
Reported (loss) income from continuing operations attributable to Chart (U.S. GAAP)	(21.4)	(21.4)	10.2	(31.6)
(Loss) earnings per common share attributable to Chart Industries, Inc. – continuing operations	$(0.46)	$(0.51)	$0.28	$(0.79)
Investment equities mark-to-market, net of FX (1)	0.06	0.06	0.14	(0.08)
Debt and financing costs	1.29	1.43	—	1.43
Mandatory convertible preferred stock dividend	0.15	0.16	—	0.16
Tax effects	(0.31)	(0.35)	(0.03)	(0.32)
Normalized earnings per common share attributable to Chart Industries, Inc. -continuing operations (non-GAAP)	$0.73	$0.79	$0.39	$0.40
Deal related and integration costs (2)	0.55	0.61	0.12	0.49
Howden amortization	0.25	0.28	—	0.28
Startup costs - organic	0.03	0.03	0.05	(0.02)
Restructuring & related costs (3)	0.03	0.03	0.15	(0.12)
Other one-time items	0.01	0.01	—	0.01
Tax effects	(0.19)	(0.21)	(0.06)	(0.15)
Adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$1.41	1.54	0.65	0.89
Share Count	46.47	41.94
_____________
1.Includes the mark-to-market of our inorganic investments in Mcphy, Stabilis and other minority investments.
2.Includes investment banker fee, third party support fees, and hedge FX impact for the three months ended March 31, 2023.
3.Includes restructuring costs of:
•$1.6 and $0.1 for the three months ended March 31, 2023 and March 31, 2022, respectively.

_____________
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
Net (loss) income attributable to Chart Industries, Inc. (U.S. GAAP)	$(15.0)	$10.2	$(40.4)
Income attributable to noncontrolling interests of continuing operations, net of taxes (U.S. GAAP)	0.7	0.1	0.2
Net (loss) income (U.S. GAAP)	(14.3)	10.3	(40.2)
Financing costs amortization	2.8	0.7	0.8
Unrealized foreign currency transaction (gain) loss	1.9	(1.1)	0.1
Employee share-based compensation expense	4.0	3.3	2.7
Realized loss on investment of equity securities	—	—	0.3
Unrealized loss (gain) on investment in equity securities	2.0	2.6	(24.0)
Realized gain on equity method investment	—	—	(0.3)
Equity in loss of unconsolidated affiliates, net	0.5	0.3	0.2
Deferred income tax benefit	3.5	—	(1.7)
Other non-cash operating activities	0.1	2.0	7.9
Net (loss) income adjusted (non-GAAP)	$0.5	$18.1	$(54.2)
_______________
Net income adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
Net cash (used in) provided by operating activities (U.S. GAAP)	$(91.1)	$(22.2)	$30.5
Capital expenditures	(31.4)	(12.6)	(26.0)
Free cash flow (non-GAAP)	(122.5)	(34.8)	4.5
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$127.2	$167.5	$127.3	$120.1	$(4.2)	$—	$537.9
Gross profit as reported (U.S. GAAP)	22.5	41.3	36.2	51.5	—	—	151.5
Restructuring, transaction-related and other one-time costs	0.4	1.0	0.7	—	—	—	2.1
Adjusted gross profit (non-GAAP)	$22.9	$42.3	$36.9	$51.5	$—	$—	$153.6
Adjusted gross profit margin (non-GAAP)	18.0%	25.3%	29.0%	42.9%	—%	—%	28.6%

Operating income (loss) as reported (U.S. GAAP)	$4.9	$27.3	$22.1	$33.8	$—	$(51.9)	36.2
Restructuring, transaction-related and other one-time costs	0.4	1.1	(4.9)	11.6	—	28.1	36.3
Adjusted operating income (loss) (non-GAAP)	$5.3	$28.4	$17.2	$45.4	$—	$(23.8)	$72.5
Adjusted operating margin (non-GAAP)	4.2%	17.0%	13.5%	37.8%	—%	—%	13.5%

	Three Months Ended March 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$118.1	$79.3	$107.5	$49.3	$(0.1)	$—	$354.1
Gross profit as reported (U.S. GAAP)	25.4	10.1	32.6	15.6	—	—	83.7
Restructuring related, deal-related, integration and other one time costs	3.3	2.5	1.4	1.5	—	—	8.7
Adjusted gross profit (non-GAAP)	$28.7	$12.6	$34.0	$17.1	$—	$—	$92.4
Adjusted gross profit margin (non-GAAP)	24.3%	15.9%	31.6%	34.7%	—%	—%	26.1%

Operating income (loss) as reported (U.S. GAAP)	$14.1	$(0.2)	$16.2	$8.3	$—	$(18.3)	20.1
Restructuring related, deal-related, integration and other one time costs	3.4	2.5	1.9	1.5	—	1.2	10.5
Adjusted operating income (loss) (non-GAAP)	$17.5	$2.3	$18.1	$9.8	$—	$(17.1)	$30.6
Adjusted operating margin (non-GAAP)	14.8%	2.9%	16.8%	19.9%	—%	—%	8.6%

1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$126.4	$148.4	$117.4	$55.2	$(6.0)	$—	$441.4
Gross profit as reported (U.S. GAAP)	28.9	37.2	32.4	25.8	—	—	124.3
Restructuring, transaction-related and other one-time costs	1.0	4.5	2.0	0.3	—	—	7.8
Adjusted gross profit (non-GAAP)	$29.9	$41.7	$34.4	$26.1	$—	$—	$132.1
Adjusted gross profit margin (non-GAAP)	23.7%	28.1%	29.3%	47.3%	—%	—%	29.9%

Operating income (loss) as reported (U.S. GAAP)	$17.8	$27.9	$19.2	$18.7	$—	$(23.5)	60.1
Restructuring, transaction-related and other one-time costs	1.1	4.4	1.6	0.4	—	7.4	14.9
Adjusted operating income (loss) (non-GAAP)	$18.9	$32.3	$20.8	$19.1	$—	$(16.1)	$75.0
Adjusted operating margin (non-GAAP)	15.0%	21.8%	17.7%	34.6%	—%	—%	17.0%
CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

2